CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use and inclusion on Form 10KSB dated March 30, 2005, of Pipeline Data, Inc., of our report dated March 29, 2005 with respect to the financial statements of Pipeline Data, Inc. for the years ended December 31, 2004 and 2003.





/s/ Drakeford & Drakeford, LLC
    Certified Public Accountants
    March 30, 2005